Exhibit 3.2

REQUEST FOR REDEMPTION

IROQUOIS VALLEY FARMLAND REIT, PBC

a Delaware public benefit corporation

This Request for Redemption (“Request for Redemption”) is being delivered to registered shareholders (“Registered Shareholders”) of Iroquois Valley Farmland REIT, PBC (the “Company”) in connection with the Company’s redemption of common shares of the Company subject to the terms of the Company’s Redemption Program, effective February 20, 2019 (the “Redemption Program”) and the terms of this particular redemption, open from November 1-30, 2019 (the “2019 Redemption”). The Redemption Program is available as part of the Company’s public filings at available at www.sec.gov.

Shares eligible for the 2019 Redemption must have been held by you, directly or indirectly through an affiliate, for at least five (5) years prior to Record Date for the 2019 Redemption, namely October 30, 2019 (the “Record Date”). For the avoidance of doubt, if you transferred your shares to a trust or other entity controlled by you during this five-year holding period, the holding period does not restart upon any such transfer.

As a shareholder of the Company, subject to the terms of the Redemption Program and the 2019 Redemption, you may be entitled to receive cash consideration of $599.00 per eligible share of common stock redeemed (the “Cash Payment”).

Please note that the Company will only redeem a maximum of 5% of the common stock of the Company outstanding as of the Record Date (the “Redemption Cap”). As of the Record Date, there were 70,018.072 shares of common stock outstanding, resulting in a Redemption Cap of 3,501 shares. If the Company receives Requests for Redemption that exceed the Redemption Cap, the Company will make redemptions on a pro rata basis. That is, the Cash Payment per share will remain the same, but the Company may only be able to grant your Request for Redemption for a portion of the eligible shares.

Please review the detailed instructions below. You must follow these instructions carefully and comply with the requirements contained therein in order to receive the Cash Payment. Any questions regarding this Request for Redemption should be directed to Alex Mackay, Director of Investor Relations – invest@iroquoisvalleyfarms.com | (503) 765-5272 (direct).

Email, upload, mail or deliver this Request for Redemption to the Company’s address listed below. Method of delivery is at the option and risk of the owner thereof.

By U.S. Mail, Hand, or Overnight Courier: Email: Secure Upload:

Iroquois Valley Farmland REIT, PBC

708 Church Street, Suite 234

Evanston, IL 60201
Attention: REDEMPTIONS

invest@iroquiosvalleyfarms.com

https://iroquoisvalley.com/uploads/

Note: You must email the Company following an upload to confirm successful retrieval of the uploaded file.

Your Request for Redemption must be received no later than November 30, 2019.

DELIVERY OF THIS REQUEST FOR REDEMPTION TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY. THE ACKNOWLEDGMENT AND AGREEMENTS BELOW MUST BE READ CAREFULLY BEFORE THIS REQUEST FOR REDEMPTION IS COMPLETED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED.

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ACKNOWLEDGEMENTS AND AGREEMENTS

The undersigned represents that I (we) have full authority to surrender for redemption the shares of common stock of IROQUOIS VALLEY FARMLAND REIT, PBC (the “Company”) owned by me as detailed below (the “Shares”). Should the Company approve this Request for Redemption by me (us), in whole or in part, ClearTrust, LLC, the Company’s transfer agent, is hereby authorized to update the records of the Company to reflect the redemption of the Shares.

1.	Redemption of Shares

In connection with the 2019 Redemption pursuant to the Redemption Program of the Company, the undersigned hereby surrenders for redemption, subject to the terms and conditions of the 2019 Redemption and the Redemption Program, the Shares detailed below in exchange for, and for the purpose of receiving, an amount in cash equal to the Cash Payment payable under the 2019 Redemption.

2.	Representations and Warranties. The undersigned hereby represents and warrants to the Company and ClearTrust, LLC (the Company’s transfer agent) as follows:

(a)	The undersigned has all requisite power, authority and legal capacity to execute and deliver this Request for Redemption. This Request for Redemption, when duly and validly executed and delivered by the undersigned, will constitute the legal, valid and binding obligation of the undersigned and will be enforceable against the undersigned in accordance with its terms, unless withdrawn under the terms hereof, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

(b)	The undersigned is the Registered Shareholder of the Shares. The undersigned owns the Shares, free and clear of all liens, pledges, charges, encumbrances and security interests whatsoever, and the undersigned has the full power, right and authority to transfer the Shares pursuant to the Redemption Program and 2019 Redemption.

(c)	The undersigned acknowledges that the Company has given it access to all information relating to the Company’s business that it has requested. Specifically, but not by way of limitation, the undersigned acknowledges the Company’s publicly available filings made periodically with the SEC, available at www.sec.gov, and which the undersigned acknowledges reviewing or having had the opportunity to review.

3.	Acceptance by the Company; Additional Terms. Redemption of the Shares is subject to acceptance of your Request for Redemption by the Company, which shall not occur, if at all, until the close of the 2019 Redemption. Redemption of the Shares is further subject to the terms, conditions and limitations set forth in the Company’s Redemption Program.

4.	Binding Effect. This Request for Redemption shall remain in full force and effect notwithstanding the death or incapacity or dissolution of the undersigned, and shall be binding upon the heirs, personal representatives, successors and assignees of the undersigned and shall not be affected by, and shall survive, the death or incapacity or dissolution of the undersigned.

5.	Withdrawal. This Request for Redemption may be withdrawn by the Registered Shareholder(s) at any time prior to November 30, 2019 by submitting a request for withdrawal, in writing, to the Company at the address listed above.

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6.	Validity or Requests. All questions as to the validity, form and eligibility of any Request for Redemption of Shares will be determined by the Company’s transfer agent, ClearTrust, LLC and such determination shall be final and binding. ClearTrust and the Company reserve the right to waive any irregularities or defects in the redemption of any shares. A redemption will not be deemed to have been made until all irregularities have been cured or waived.

7.	Tax Consequences of Redemption. ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS REQUEST FOR REDEMPTION WAS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY TAXPAYER FOR ANY PURPOSE. REGISTERED SHAREHOLDERS AGREE AND ACKNOWLEDGE THAT THEY HAVE HAD OPPORTUNITY TO, AND SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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